Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:       November 7, 2012

SKYWEST, INC. ANNOUNCES THIRD QUARTER 2012 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  today reported net income of $20.9 million, or $0.40 per diluted share, for the quarter ended September 30, 2012, compared to $0.1 million of net income, or slightly more than $0.00 per diluted share, for the same period last year.

Under certain of SkyWest’s flying contracts, fuel purchased for SkyWest flights has been directly reimbursed by SkyWest’s major partners and, for financial reporting purposes, was included in operating revenues. Recently, SkyWest’s major partners have increased the amount of fuel they purchase directly for SkyWest’s flights which has resulted in a significant decrease in the amount of fuel reimbursement SkyWest records as revenue.  SkyWest anticipates this trend will continue and that early in 2013 the majority of fuel purchases will be made directly by SkyWest’s major partners.  At that time, fuel reimbursements paid by SkyWest’s major partners will no longer be reflected in SkyWest’s financial statements.   Due to the decreased fuel reimbursements paid by SkyWest’s major partners, SkyWest experienced a reduction of $88.0 million in reported operating revenues and operating expenses related to fuel purchases under its contract flying, for the quarter ended September 30, 2012, compared to the quarter ended September 30, 2011.  Operating revenues totaled $865.3 million for the quarter ended September 30, 2012, compared to $955.4 million for the same period last year.

Quarter Summary

SkyWest’s operating and financial results for the quarter ended September 30, 2012 reflected a significant improvement compared to the same period of 2011.  After excluding fuel and certain engine overhaul expenses, of approximately $94.0 million, that are directly reimbursed from SkyWest’s major partners, SkyWest generated increased operating revenues resulting from increased block hour production and incentive payments under its contracts with major partners primarily as a result of improved on-time and completion factor performance.  SkyWest’s improved results also reflected the implementation of cost reduction programs during 2011 from which SkyWest achieved reduced flight crew and maintenance costs, as well as other benefits for the quarter ended September 30, 2012.  This is the third consecutive quarter in which SkyWest has reduced flight crew and maintenance costs under its cost reduction programs.  As a result of SkyWest’s improvements as described above, SkyWest’s pre-tax income for the quarter ended September 30, 2012 increased $35.0 million over the quarter ended September 30, 2011.

SkyWest reported pre-tax income of $32.9 million for the quarter ended September 30, 2012, compared to a pre-tax loss of $(2.1) million for the comparable quarter of 2011.  Following are the primary items that affected SkyWest’s financial results for the third quarter of 2012, compared to the third quarter of 2011:

•                  Recorded approximately $6.2 million in additional revenues related to increased block hour production and improved metrics for on-time performance and higher completion factors

•                  Reduced United Express CRJ200 engine overhaul costs by approximately $15.1 million due to timing of engine overhauls

•                  Reduced airframe maintenance and other maintenance costs by approximately $4.9 million

•                  Reduced crew and crew-related training costs by approximately $3.0 million

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said “We are very pleased with our cost reduction efforts.  Those efforts are resulting in lower flight crew and maintenance costs, quarter over quarter, and are contributing to improved profitability.”  He continued, “We are also pleased that, while reducing our cost structure, we continue to improve the quality of our operations with improved performance metrics for on-time, completion factor and customer service.”

3rd Quarter 2012 Compared to 2nd Quarter 2012

SkyWest’s implementation of its plan to return to profitability also resulted in improved financial results for the quarter ended September 30, 2012, compared to the quarter ended June 30, 2012.  During the third quarter of 2012, SkyWest generated increased operating revenues (after excluding fuel reimbursements and certain engine overhaul expenses that are directly reimbursed by SkyWest’s major partners) and reduced its operating costs, while producing more block hours than the second quarter of 2012.  During the third quarter of 2012, SkyWest also continued to make progress on its cost reduction plan by reducing crew-related costs and maintenance expenses from the first and second quarters of 2012, while taking into account the increased block hour production it generated during the third quarter of 2012.  Following are highlights resulting from SkyWest’s implementation of its plan to return to profitability, comparing the third quarter of 2012 to the second quarter of 2012:

•                  Total passenger revenues increased $10.7 million (after excluding direct reimbursements of fuel and engine overhaul expenses) to $761.9 million compared to $751.2 million

•                  Total operating expenses and interest increased only $2.7 million (after excluding direct reimbursements of fuel and engine overhaul expenses) to $743.0 million compared to $740.3 million

•                  Pre-tax income improved $4.3 million to $32.9 million, compared to $28.6 million

•                  Net income improved $4.0 million to $20.9 million, compared to $16.9 million

•                  Block hours increased to 596,901, compared to 574,884

Financial and Operating Results

SkyWest’s total operating revenues decreased $90.2 million, or 9.4%, during the quarter ended September 30, 2012, over the same period in 2011, primarily due to the reduction fuel reimbursed from SkyWest’s major partners as previously explained above.  Total block hours for the quarter ended September 30, 2012 were 596,901, compared to 585,146 for the same period last year.

Total airline expenses (consisting of total operating and interest expenses) decreased $118.9 million, or 12.5%, during the quarter ended September 30, 2012, compared to the same period in 2011.  However, after excluding pass-through costs for fuel and certain engine overhaul expenses that are directly reimbursed by SkyWest’s major partners, total airline expenses decreased $24.9 million or 3.2%.  The decrease was primarily the result of SkyWest’s implementation of planned cost reduction efforts, which resulted in reduced crew-related and non-pass through maintenance costs of approximately $7.9 million. For the quarter ended September 30, 2012, compared to the third quarter of 2011, SkyWest also experienced a reduction in United Express CRJ200 engine overhaul costs of approximately $15.1 million.

Under United Express agreements for SkyWest Airlines and ExpressJet Airlines, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended September 30, 2012, CRJ200 engine expense under these agreements decreased $15.1 million to $13.1 million compared to $28.2 million for the quarter ended September 30, 2011, as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $10.4 million and $9.6 million for engine overhaul expense, under its United Express agreements, in each of the periods ended September 30, 2012 and 2011, respectively.

Liquidity

At September 30, 2012, SkyWest had $739.1 million in cash and marketable securities, compared to $646.5 million as of December 31, 2011.  The increase in cash and marketable securities of $92.6 million was primarily the result of increased profitability and a reduction in working capital amounts for the nine-month period ended September 30, 2012.  SkyWest’s long-term debt was $1.53 billion as of September 30, 2012, compared to $1.61 billion as of December 31, 2011.  The decrease in long-term debt was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.2% discount rate, the present value of these lease obligations was approximately $1.8 billion as of September 30, 2012.

Other Items

SkyWest has also recently achieved the following milestones:

•                  Announced the award of 34 additional dual-class aircraft and removal of 66 CRJ200 aircraft with Delta Airlines, Inc. (“Delta”)

•                  Announced an agreement with American Airlines to operate 23 aircraft as American Connection

•                  Announced the execution of a Memorandum of Understanding with Mitsubishi Aircraft Corporation covering the purchase of 100 Mitsubishi regional jet aircraft

•                  Increased its total fleet to 739 aircraft as of September 30, 2012, compared to 727 aircraft as of September 30, 2011

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines, Inc. (“United”) and Delta.  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,000 daily departures and a fleet of approximately 739 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2011, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
OPERATING REVENUES:
Passenger	$848,578	$936,363	$2,671,568	$2,700,529
Ground handling and other	16,681	19,062	52,079	54,544
Total operating revenues	865,259	955,425	2,723,647	2,755,073
OPERATING EXPENSES:
Salaries, wages and benefits	297,106	288,401	878,596	864,675
Aircraft maintenance, materials and repairs	163,825	189,762	510,610	529,335
Aircraft fuel	71,477	160,252	372,471	448,401
Aircraft rentals	82,592	86,510	251,438	261,004
Depreciation and amortization	62,703	63,393	191,200	190,283
Station rentals and landing fees	45,336	45,902	133,523	130,850
Ground handling services	28,414	30,326	93,344	100,054
Restructuring and integration related costs	—	2,207	—	4,602
Other	58,832	61,845	170,228	179,777
Total operating expenses	810,285	928,598	2,601,410	2,708,981
OPERATING INCOME	54,974	26,827	122,237	46,092

OTHER INCOME (EXPENSE):
Interest income	2,053	2,215	6,049	6,295
Interest expense	(19,474)	(20,086)	(58,641)	(60,358)
Adjustment to purchase accounting gain	—	(5,711)	—	(5,711)
Other, net	(4,638)	(5,351)	(9,305)	(8,715)
Total other (expense), net	(22,059)	(28,933)	(61,897)	(68,489)
INCOME (LOSS) BEFORE INCOME TAXES	32,915	(2,106)	60,340	(22,397)
PROVISION (BENEFIT) FOR INCOME TAXES	11,982	(2,222)	23,129	(13,028)
NET INCOME (LOSS)	20,933	$116	$37,211	$(9,369)

BASIC INCOME (LOSS) PER SHARE	$0.41	$0.00	$0.73	$(0.18)
DILUTED INCOME (LOSS) PER SHARE	$0.40	$0.00	$0.72	$(0.18)

Weighted average common shares:
Basic	51,241	51,570	51,022	52,704
Diluted	52,153	52,315	51,608	52,704

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Highlights	2012	2011	% Change		2012	2011	% Change
Passengers carried	15,687,908	15,003,068	4.6%		44,068,191	42,051,420	4.8%
Revenue passenger miles (000)	7,968,623	7,885,058	1.1%		22,597,109	21,879,876	3.3%
Available seat miles (000)	9,695,079	9,683,859	0.1%		28,042,968	27,640,777	1.5%
Passenger load factor	82.2%	81.4%	0.80	pts	80.6%	79.2%	1.40	pts
Passenger breakeven load factor	78.8%	80.8%	-2.00	pts	78.7%	79.6%	-0.90	pts
Yield per revenue passenger mile	$0.106	$0.119	-10.9%		$0.118	$0.123	-4.1%
Revenue per available seat mile	$0.089	$0.099	-10.1%		$0.097	$0.100	-3.0%
Cost per available seat mile	$0.086	$0.098	-12.2%		$0.095	$0.100	-5.0%
Fuel cost per available seat mile	$0.007	$0.017	-58.8%		$0.013	$0.016	-18.8%
Average passenger trip length	508	526	-3.4%		513	520	-1.3%
Block hours	596,901	585,146	2.0%		1,728,206	1,699,472	1.7%
Departures	378,013	363,841	3.9%		1,079,886	1,051,096	2.7%